Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: May 14, 2008

CRC Health Reports Operating Results

for the Three Months Ended March 31, 2008

CUPERTINO, CA, May 14, 2008 – CRC Health Corporation (“CRC” or the “Company”), a leading provider of substance abuse treatment and youth services through its wholly owned consolidated subsidiaries, announced its results for the three months ended March 31, 2008. For the three months ended March 31, 2008, consolidated net revenue increased 7.5%, to $116.0 million from $107.9 million in the same period of 2007. Adjusted pro forma earnings before interest, taxes, depreciation, and amortization (“EBITDA”) decreased 19.0% from $25.2 million to $20.4 million for the three months ended March 31, 2008 from the comparable prior-year period primarily due to lower census in our youth division.

Organizational Change

Effective October 1, 2007, CRC realigned its operations and internal organizational structure into three operating divisions: recovery division, youth division, and healthy living division. The recovery division provides substance abuse and behavioral disorder treatment services through residential treatment facilities and outpatient treatment clinics. The youth division provides educational programs for underachieving young people through residential schools and wilderness programs. The healthy living division provides adolescent and adult weight management programs and treatment services for eating disorders. For segment reporting purposes, the Company reports in two segments: recovery and youth. The healthy living division is combined with corporate/other as it does not meet the quantitative threshold for separate segment reporting.

Comparative financial results and selected statistics for the three months ended March 31, 2007 have been presented to conform to the Company’s new organizational structure which became effective on October 1, 2007.

Historical Financial Results

Quarter Ended March 31, 2008 Financial Results:

Recovery Division:

•

Net revenue increased $6.8 million, or 9.7%, to $77.2 million for the quarter from $70.4 million from the comparable prior-year quarter. Same –facility net revenue increased $4.9 million, or 7.0%, to $74.8 million for the quarter from $69.9 million from the comparable prior-year quarter. The increase in same-facility net revenue was driven by a 4.1% increase in census and a 2.9% increase in rates.

•

Adjusted pro forma revenue increased $5.0 million, or 6.9%, to $77.2 million for the quarter from $72.2 million from the comparable prior-year quarter. Adjusted pro forma EBITDA increased $0.4 million, or 2.1%, to $22.9 million for the quarter from $22.5 million from the comparable prior-year quarter. Our growth was adversely impacted by lower census in our high-end and extended care facilities.

Youth Division:

•

Net revenue decreased $1.1 million, or 3.1%, to $32.9 million for the quarter from $34.0 million from the comparable prior-year quarter. Excluding the one-time effect of a $2.1 million unearned revenue adjustment related to the acquisition of Aspen Education Group by the Company during the quarter ended March 31, 2007, the Company’s youth division revenue decreased $3.2 million, or 8.8% during the quarter ended March 31, 2008. Same–facility net revenue decreased $4.3 million, or 11.9%, to $31.7 million for the quarter from $36.0 million from the comparable prior-year quarter. The decrease in same-facility net revenue was driven by a 17.1% decrease in census partially offset by a 6.3% increase in rates. The decrease in census was significantly impacted by a single therapeutic boarding school that experienced a significant increase in student graduations during the second half of 2007 and has yet to recover the lost census. Excluding the impact of this one program, census declined 7.3% across the rest of the youth programs.

•

Adjusted pro forma revenue decreased $3.2 million, or 8.9%, to $32.9 million for the quarter from $36.1 million from the comparable prior-year quarter. Adjusted pro forma EBITDA decreased $4.0 million, or 66.7%, to $2.0 million for the quarter from $6.0 million from the comparable prior-year quarter. Excluding the impact of the aforementioned therapeutic boarding school, the decrease in adjusted pro forma EBITDA was $2.3 million, or 46.9%.

•	Corporate/other:

Net revenue increased $2.4 million, or 66.6%, to $5.9 million for the quarter from $3.5 million from the comparable prior- year quarter. Same –facility net revenue in our healthy living division increased $0.6 million, or 18.8%, to $3.8 million for the quarter from $3.2 million from the comparable prior-year quarter. The increase in same-facility net revenue was driven by a 2.4% increase in census and a 16.4% increase in rates.

Adjusted pro forma revenue increased $0.7 million, or 13.5%, to $5.9 million for the quarter from $5.2 million from the comparable prior-year quarter. Adjusted pro forma EBITDA decreased $1.2 million, or 38.8%, to a loss $4.5 million for the quarter from a loss of $3.2 million from the comparable prior-year quarter. The increase in the loss is attributable to increases in start-up losses in both eating disorder and weight management programs, increased operating expenses associated with the growth in our adolescent weight management summer camps, and increases in corporate administrative expenses.

•	Consolidated Net Income

For the three months ended March 31, 2008, consolidated net income decreased by $1.5 million compared to the same period in 2007. The decrease in net income in 2008 was attributable to a decrease in operating margin of $2.1 million, a $1.3 million increase in interest swap related losses, a reduction in interest expense of $0.5 million, and a reduction in income tax expense of $1.2 million when compared to the same period in 2007. The effective tax rate for the three months ended March 31, 2008 was 41.9% compared to 40.8% in the same period of 2007.

The unaudited adjusted pro forma EBITDA for the periods presented gives effect to all acquisitions in 2007 as if they had occurred on January 1, 2007. The pro forma adjustments are based upon available information and certain assumptions that CRC believes are reasonable. The pro forma adjusted EBITDA is for informational purposes only and does not purport to represent what CRC’s result of operations or financial position would have been if the acquisitions in 2007 occurred at any date, nor does such information purport to project the results of operations for any future period.

In order to supplement its condensed consolidated financial statements presented in accordance with GAAP, CRC is providing a summary to show the computation of EBITDA, as well as adjusted pro forma EBITDA. Adjusted pro forma EBITDA takes into account certain adjustments which are excluded from EBITDA for purposes of various covenants in the indenture governing CRC’s 10 3/4% senior subordinated notes due 2016 and its senior secured credit facility, as amended to date. CRC believes that the adjusted pro forma EBITDA information presented provides useful information to both management and investors concerning its ability to meet its future debt obligations and to comply with certain covenants in its borrowing arrangements that are tied to these measures. CRC also believes that including the effect of these items allows management and investors to better compare CRC’s financial performance from period-to-period, and to better compare CRC’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

MARCH 31, 2008 AND DECEMBER 31, 2007

(In thousands, except share amounts)

	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,624	$5,118
Accounts receivable, net of allowance for doubtful accounts of $6,206 in 2008 and $6,901 in 2007	31,282	31,910
Prepaid expenses	8,102	7,544
Other current assets	2,012	2,120
Income taxes receivable	985	193
Deferred income taxes	6,599	6,599

Total current assets	51,604	53,484
PROPERTY AND EQUIPMENT—Net	125,238	122,937
GOODWILL	730,941	730,684
INTANGIBLE ASSETS—Net	388,292	390,388
OTHER ASSETS	23,813	24,798

TOTAL ASSETS	$1,319,888	$1,322,291

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,297	$7,014
Accrued liabilities	26,192	37,582
Current portion of long-term debt	49,479	35,603
Other current liabilities	29,993	29,824

Total current liabilities	111,961	110,023
LONG-TERM DEBT—Less current portion	611,263	612,764
OTHER LONG-TERM LIABILITIES	5,848	7,514
DEFERRED INCOME TAXES	145,350	145,867

Total liabilities	874,422	876,168

MINORITY INTEREST	71	374
STOCKHOLDER’S EQUITY:
Common stock, $0.001 par value—1,000 shares authorized; 1,000 shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Additional paid-in capital	439,777	438,608
Retained earnings	5,618	7,141

Total stockholder’s equity	445,395	445,749

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,319,888	$1,322,291

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(In thousands)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
NET REVENUE:
Net client service revenue	$114,084	$106,482
Other revenue	1,971	1,448

Net revenue	116,055	107,930

OPERATING EXPENSES:
Salaries and benefits	61,242	55,308
Supplies, facilities and other operating costs	34,596	30,777
Provision for doubtful accounts	1,654	1,503
Depreciation and amortization	5,574	5,292

Total operating expenses	103,066	92,880

INCOME FROM OPERATIONS	12,989	15,050
INTEREST EXPENSE, NET	(14,517)	(14,989)
OTHER EXPENSE	(1,618)	(308)

LOSS BEFORE INCOME TAXES	(3,146)	(247)
INCOME TAX BENEFIT	(1,319)	(101)
MINORITY INTEREST IN LOSS OF A SUBSIDIARY, NET OF INCOME TAXES	(303)	(100)

NET LOSS	$(1,524)	$(46)

Reconciliation of GAAP “Cash Flows (Used In) Provided By Operating Activities” to non-GAAP “EBITDA” from continuing operations and Reconciliation of non-GAAP “EBITDA” from continuing operations to GAAP “Net Income”

(In thousands) (unaudited)

	Three Months Ended Mar 31, 2008	Three Months Ended Mar 31, 2007
Cash flows used in operating activities	$(6,049)	$244
Amortization of debt discount and other financing costs	(1,101)	(1,095)
Stock-based compensation	(1,238)	(1,088)
Deferred income taxes	517	442
Net effect of changes in non-current net assets	546	(198)
Net effect of working capital changes	11,375	6,941
Interest expense and other financing costs	14,517	14,989
Income tax benefit	(1,319)	(101)

EBITDA from continuing operations	17,248	20,134

Interest expense and other financing costs	(14,517)	(14,989)
Income tax benefit	1,319	101
Depreciation and amortization	(5,574)	(5,292)

Net loss	$(1,524)	$(46)

Reconciliation of non-GAAP “EBITDA from continuing operations” to non-GAAP “Adjusted pro forma EBITDA”

(In thousands) (unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
EBITDA from continuing operations	$17,248	$20,134
Pre-acquisition adjusted EBITDA from 2007 acquisitions	—	993
Unrecognized profit on deferred revenue	—	2,099
Stock-based compensation expense	1,238	1,088
Additional stock based compensation	5	—
Loss on interest rate swap	1,618	306
Gain on fixed asset disposal	(46)	(10)
Management fees to sponsor	545	500
Minority interest in (profit) loss of a subsidiary	(303)	(100)
Franchise taxes	44	145
Write-off of miscellaneous accounts (non-cash)	86	47

Adjusted pro forma EBITDA	$20,435	$25,202

Reconciliation of GAAP Revenue to non-GAAP Adjusted pro forma Revenue (In thousands) (unaudited)
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Revenue:
As reported	$116,055	$107,930
Adjustments:
Deferred revenue in Aspen purchase accounting		2,099
Pro forma effect of acquisitions		3,474

Pro forma adjusted revenue	$116,055	$113,503

EBITDA:
Pro forma adjusted EBITDA	$20,435	$25,202

% of revenue	17.6%	22.2%

CRC Health Corporation

Selected Statistics

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Recovery Division:
Number of inpatient facilities - end of period	28	25
Number of outpatient facilities - end of period	15	14
Number of comprehensive treatment clinics (CTC) - end of period	63	59
Available beds - end of period	1,884	1,708
Patient Days - Inpatient	138,013	129,610
Occupancy rate	80.9%	84.3%
Net revenue per patient day - inpatient	$367.62	$350.65
Patient Days - CTC	2,331,586	2,218,647
Net revenue per patient day - CTC	$11.37	$11.25
Youth Division:
Number of facilities - end of period	29	28
Patient days	112,667	133,524
Net revenue per patient day	$292.15	$270.21
Healthy Living Division:
Number of facilities - end of period	14	10
Patient days	16,861	10,675
Net revenue per patient day	$344.38	$316.78

Conference Call

CRC will host a conference call, open to all interested parties, on Friday, May 16, 2008 beginning at 10:00 AM Pacific Daylight Time (1:00 PM Eastern Daylight Time). The number to call within the United States is (888) 221-9466. Participants outside the United States should call (913) 312-6695. The conference ID is 4320963. A replay of the conference call will be available starting three hours after the completion of the call until Saturday, May 24, 2008. The replay number for callers within the United States is (888) 203-1112 or (719) 457-0820 from outside the United States and the conference ID for all callers is 4320963.

Forward-Looking Statements

This press release includes or may include “forward-looking statements.” All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although CRC believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following factors: changes in government reimbursement for CRC’s services; our substantial indebtedness; changes in applicable regulations or a government investigation or assertion that CRC has violated applicable regulations; attempts by local residents to force our closure or relocation; the potentially difficult, unsuccessful or costly integration of recently acquired operations and future acquisitions; the potentially difficult, unsuccessful or costly opening and operating of new treatment facilities; the possibility that commercial payors for CRC’s services may undertake future cost containment initiatives; the limited number of national suppliers of methadone used in CRC’s outpatient treatment clinics; the failure to maintain established relationships or cultivate new relationships with patient referral sources; shortages in qualified healthcare workers; natural disasters such as hurricanes, earthquakes and floods; competition that limits CRC’s ability to grow; the potentially costly implementation of new information systems to comply with federal and state initiatives relating to patient privacy, security of medical information and electronic transactions; the potentially costly implementation of accounting and other management systems and resources in response to financial reporting and other requirements; the loss of key members of CRC’s management; claims asserted against CRC or lack of adequate available insurance; and certain restrictive covenants in CRC’s debt documents.

Contact:

CRC Health Corporation

Kevin Hogge, 877-637-6237

Chief Financial Officer